Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Mountain Crest Acquisition Corp V. (the “Company”) on Form S-1 of our report dated June 11, 2021, except for Notes 1, and Note 3 to Note 7 as to which the date is November 8, 2021, with respect to our audit of the Company’s financial statements as of May 27, 2021 and for the period from April 8, 2021 (inception) through May 27, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 8, 2021